Exhibit 99.1

Molson Coors Reports 2020 First Quarter Results

Net Sales Revenue Decreased 8.7% Reported and 8.2% in Constant Currency

U.S. GAAP Net Loss of $117 Million (Loss of $0.54 Per Share), and Non-GAAP EPS of $0.35 Decreased 32.7%

Underlying EBITDA of $352 Million

Coronavirus Impacts Expected to Significantly Adversely Impact FY 2020 Results

Management Initiates Mitigating Actions As Employee Safety, Deleverage, and Liquidity Remain Priority

____________________________________

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--April 30, 2020--Molson Coors Beverage Company (NYSE: TAP; TSX: TPX) today reported results for the 2020 first quarter and provided updates on ongoing pandemic impacts. Molson Coors president and chief executive officer Gavin Hattersley said:

“The first quarter of 2020 was unlike any other in our company’s long history. In the early part of the quarter, we saw mounting confidence and enthusiasm for our plans and for our brands - internally and externally.”

Gavin continued, “Despite the early progress, our first quarter results were disproportionately affected by the coronavirus, a pandemic that has changed the world - not just for our business, and our industry, but for the entire global economy. Like everyone else, the full impact and what our new normal looks like going forward is still uncertain, but coronavirus has had, and will have, a material impact on our business. We will continue to navigate this challenging time by first protecting our employees and mitigating the short-term risks, and second ensuring that we position the business to compete and win in the long-term.”

Coronavirus Global Pandemic

We are actively monitoring the impact of the novel coronavirus pandemic, which has changed the landscape of our business. We currently expect a significant adverse impact, particularly in the second quarter of 2020, to both net sales and profit performance for fiscal year 2020, and, possibly, beyond, due to the resulting closure of the on-premise channel in effectively all of our markets, as well as the anticipated negative impact of the pandemic on the global economy. Specifically, we estimate that approximately 23% of our 2019 consolidated net sales resulted from on-premise consumption, with approximately 17% of our North America net sales and approximately 50-55% of our Europe net sales each coming from this important part of the industry, and in nearly all of our markets the on-premise business has been effectively reduced to zero.

In April 2020, the impacts of the coronavirus pandemic have continued to significantly adversely affect the on-premise channel, which continues to be effectively closed across all of our markets, and the benefit of pantry loading to our North America STR performance at the end of March has not continued. While off-premise sales continue to perform well, we do not expect them to fully offset the loss of the on-premise volume. Specifically, for the first four weeks of April 2020, in North America, we estimate that U.S. STRs were down approximately 14%, driven by lower premium and above premium brand trends, with economy brand performance down approximately 4% in the four weeks. In the U.S. we continue to see strong STR trends in the off-premise channel, but these trends are not fully offsetting the effective elimination of on-premise sales. We expect the negative on-premise trends in the U.S. to continue while social isolation continues to be practiced and expect that any increase in total off-premise volumes due to channel shifting will not be sufficient to offset the losses experienced in the on-premise. We estimate that this will result in negative trends in volume, net sales, and mix versus our prior estimates and expect these trends to continue at least through the end of the year and in particular in the second quarter. Separately, in Europe, we estimate that brand volumes are down approximately 40% for the first four weeks of April 2020.

The extent, severity and duration to which our operations will be impacted by the pandemic remains uncertain. Therefore, we withdrew our financial outlook for 2020 and beyond and the market remains too unpredictable to provide updated detailed financial outlook. However, we have provided the above information on early indications of the impact on our April performance in response.

In order to help support the challenges facing our on-premise customers and retailers, along with our overall commitment to quality, we initiated voluntary temporary keg relief programs in many of our markets, which will provide customers with reimbursements for untapped kegs that meet certain established return requirements. As a result, our first quarter results include aggregate charges of $50 million, inclusive of a reduction to net sales of $31.5 million for estimated returns and reimbursements through these keg relief programs, as well as charges of $18.5 million within cost of goods sold related to finished goods keg inventories that are not expected to be sold within our freshness specifications as a result of the ongoing on-premise impacts and the estimated costs to facilitate the above mentioned keg returns.

We are taking various mitigating actions to prepare to offset some of the implications to our employees and communities, as well as the immediate challenges to performance, while also ensuring liquidity and deleverage remain key priorities, including:

  Taking the necessary steps to protect our employees by implementing additional health and safety measures in breweries and distribution centers, instituting a paid leave policy, voluntary paid leave program and "thank you" pay incentive for certain essential brewery employees,
  Supporting our local communities with charitable efforts including providing fresh water and hand sanitizer,
  Taking a number of financial actions to protect our balance sheet, financial performance and position our business to succeed in the long-term, including:
    Reducing 2020 capital expenditures by approximately $200 million,
    Substantially reducing discretionary spending, limiting new hiring, and significantly decreasing marketing spend corresponding to the current environment,
    Furloughing certain employees in our Europe business and North America hospitality businesses,
    Shifting marketing investments to focus on our key media platforms that our consumers are at and eliminating spend that will not deliver value in the current environment,
    Using savings from our revitalization program to protect our cash and liquidity position, given the uncertainty in the economy,
    Utilizing our revolving credit facility when necessary and leveraging government payment deferral programs to provide enhanced financial flexibility and short-term liquidity, and,
    In addition, we and our Board are actively evaluating various capital allocation options, including a suspension, reduction or temporary elimination of our dividend.
  Beyond the products we have in the market, we are also adapting the way we get them to consumers by accelerating our e-commerce efforts, subject to relevant government regulations. We are partnering with a number of alcohol delivery platforms and other click and mortar retail sites to merchandise and make it easier to find our beers online. We are launching new e-commerce tools like a product locator for online purchases.

This is a very fluid situation, as governments and companies evaluate the impacts of the pandemic and prepare for the re-opening of the economy. We will continue to take prudent and proactive actions which are in the best interests of the Company, our employees, consumers, customers and our stockholders as things become clearer in this rapidly evolving situation. Our decisions will be guided by, and consistent with, the Company’s overall financial discipline, ensuring adequate liquidity and our continued desire to maintain our investment grade rating. As we contemplate taking additional actions to navigate this unprecedented environment, we remain mindful of not taking any steps that would have unintended negative ramifications to our business or that would jeopardize our medium or long-term success.

Consolidated Performance - First Quarter 2020

	Three Months Ended
($ in millions, except per share data) (Unaudited)	March 31, 2020	March 31, 2019	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$2,102.8	$2,303.3	(8.7)%	$(10.6)	(8.2)%
U.S. GAAP Net income (loss)(1)	$(117.0)	$151.4	N/M
Per diluted share	$(0.54)	$0.70	N/M
Underlying Net income (loss)(2)	$77.0	$112.7	(31.7)%
Per diluted share	$0.35	$0.52	(32.7)%
Underlying EBITDA(2)	$352.2	$422.3	(16.6)%	$(3.4)	(15.8)%

N/M = Not meaningful

(1)	Net income (loss) attributable to MCBC.
(2)	Represents net income and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
Net Sales Drivers

	Three Months Ended March 31, 2020
	Reported
Percent change	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(8.3)%	0.1%	(0.5)%	(8.7)%	(1.6)%	(1.8)%
North America	(7.8)%	0.6%	(0.2)%	(7.4)%	(1.3)%	0.4%
Europe	(10.0)%	(3.4)%	(2.1)%	(15.5)%	(5.2)%	(8.5)%
(1)

Our net sales revenue (NSR) per HL performance discussions are reflected on a brand volume ("BV") basis, reflecting owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

Quarterly Highlights	(versus First Quarter 2019 Results)
  Revenue: Net sales decreased 8.7% on a reported basis, and 8.2% in constant currency driven by financial volume declines, estimated keg sales returns and reimbursements of $31.5 million related to the on-premise impacts resulting from the coronavirus pandemic across all of our major markets, as well as unfavorable mix, partially offset by higher global net pricing. Worldwide brand volume and financial volume decreased globally, with Europe declines driven by impacts of the coronavirus pandemic. Financial volume was further impacted in North America by unfavorable shipment timing in the U.S., including brewery downtime associated with the Milwaukee tragedy, share declines, as well as lower contract brewing volume.
  Cost of goods sold (COGS) per hectoliter: increased 14.2% on a reported basis primarily driven by changes to our unrealized mark-to-market positions, as well as inventory obsolescence reserves and costs to facilitate the sales returns resulting from the coronavirus pandemic. Underlying COGS per hectoliter: increased 3.3% in constant currency primarily driven by volume deleverage and cost inflation, partially offset by cost savings.
  Marketing, general & administrative (MG&A): decreased 3.9% on a reported basis. Underlying MG&A: decreased 2.2% in constant currency driven by cost savings related to the revitalization plan and targeted spend reductions, partially offset by a slight overall increase in marketing spend that occurred early in the quarter, specifically around new innovations such as Saint Archer Gold and Blue Moon LightSky. This increase in marketing was in line with our initial plans for 2020, prior to actions taken to mitigate the impacts associated with the coronavirus pandemic.
  U.S. GAAP pretax (loss): $158.7 million loss compared to income of $181.3 million in the prior year primarily driven by an approximate $158 million year-over-year variance resulting from unfavorable unrealized mark-to-market changes on our commodity positions and HEXO warrants, an increase in special charges of approximately $74 million, estimated keg sales returns and finished goods obsolescence reserves and related costs of $50 million resulting from the on-premise impacts of the coronavirus pandemic, the impact of lower financial volume, inflation and negative mix. These items were partially offset by favorable net pricing and cost savings, as well as lower MG&A.
  Underlying EBITDA: decreased 15.8% in constant currency, driven by the same factors as pretax income with the exception of changes in our unrealized market-to-market commodity positions and HEXO warrants, special charges, and the estimated sales returns and finished goods obsolescence reserves and related costs resulting from the on-premise impacts of the coronavirus pandemic. The estimated keg sales returns and reimbursements, finished goods obsolescence reserves and related costs of $50 million resulting from the on-premise impacts of the coronavirus pandemic were excluded as non-GAAP adjustments for underlying results.
  U.S. GAAP cash from operations: net cash used in operating activities for the first quarter of 2020 was $18.1 million compared to $98.5 million in the prior year. This benefit was primarily driven by favorable timing of working capital and lower cash paid for interest, partially offset by lower net income adjusted for non-cash add-backs in the first quarter of 2020.
  Underlying free cash flow: cash use of $216.6 million for the first quarter of 2020, which represents a decrease in cash used of $53.5 million from the prior year, primarily due to favorable timing of working capital and lower cash paid for interest, partially offset by lower underlying EBITDA and higher cash paid for capital expenditures.
  Debt: Total debt at the end of the first quarter 2020 was $9.477 billion, and cash and cash equivalents totaled $666.1 million, resulting in net debt of $8.811 billion.

Quarterly Segment Highlights	(versus First Quarter 2019 Results)

North America Business

  Revenue: Net sales on a reported basis, decreased 7.4% and 7.2% in constant currency due to financial volume declines of 7.8%, reflecting unfavorable shipment timing in the U.S., including brewery downtime associated with the Milwaukee tragedy, lower contract brewing volume, as well as estimated keg sales returns and reimbursements of $19.0 million related to the on-premise impacts of the coronavirus pandemic. Net sales per hectoliter on a brand volume basis declined 1.3% driven by the estimated on-premise sales returns and reimbursements as well as unfavorable geographic mix driven by growing licensed volume in Mexico, partially offset by net pricing growth. Brand volumes increased 0.4% due to the favorable timing of trading days versus the prior year, as well as March pantry loading, particularly in the U.S., partially offset by market share declines in North America.
  U.S. GAAP pretax income: decreased 69.0% due to lower financial volume, higher special charges, the recognition of estimated keg sales returns and finished goods obsolescence reserves and related costs resulting from the on-premise impacts of the coronavirus pandemic, COGS inflation, as well as the unrealized mark-to-market changes on our HEXO warrants. These unfavorable drivers were partially offset by lower MG&A, cost savings in COGS and net pricing growth. The lower MG&A was driven by cost savings related to the revitalization plan, lower incentive compensation, as well as cycling higher project costs in the prior year related to brewery system implementations, partially offset by a slight overall increase in marketing spend around new innovations that occurred early in the quarter such as Saint Archer Gold and Blue Moon LightSky, in line with initial plans for 2020, prior to actions taken to mitigate the impacts associated with the coronavirus pandemic.
  Underlying EBITDA: decreased 11.9% in constant currency due to the same factors as U.S. GAAP results with the exception of the higher special charges and impacts resulting from the closure of on-premise outlets attributed to the coronavirus pandemic and unrealized mark-to-market changes on our HEXO warrants. The estimated keg sales returns and reimbursements, finished goods obsolescence reserves and costs resulting from the on-premise impacts of the coronavirus pandemic, $30.8 million in aggregate, were excluded as non-GAAP adjustments for underlying results.

Europe Business

  Revenue: Net sales on a reported basis, decreased 15.5% and 13.4% in constant currency due to lower volumes, lower net sales per hectoliter and estimated keg sales returns of $12.5 million (representing approximately 3.5% of the total constant currency net sales decline for Europe) related to the on-premise impacts resulting from the coronavirus pandemic. Net sales per hectoliter on a brand volume basis declined 5.2% driven by unfavorable geographic mix, particularly from our higher margin U.K. business, which has a more significant exposure to the on-premise channel, as well as estimated keg sales returns related to the on-premise impacts resulting from the coronavirus pandemic, partially offset by positive pricing. Financial volume decreased 10.0% and brand volumes decreased 8.5% as a result of the coronavirus pandemic.
  U.S. GAAP pretax (loss): $76.8 million loss increased from $38.4 million loss in the prior year primarily due to lower net sales revenue, increased cost of goods sold resulting from estimated finished goods obsolescence reserves and related costs resulting from the on-premise impacts of the coronavirus pandemic as well as cost inflation, volume deleverage and higher specials charges primarily related to the revitalization plan, partially offset by lower MG&A costs driven by cost mitigation actions taken and favorable foreign currency movements.
  Underlying EBITDA: loss of $4.1 million compared to income of $13.5 million in the prior year, was driven by gross margin impacts of volume declines and cost inflation, partially offset by lower MG&A expenses as a result of cost mitigation actions taken following the coronavirus pandemic. The estimated keg sales returns, finished goods obsolescence reserves and costs resulting from the on-premise impacts of the coronavirus pandemic, $19.2 million in aggregate, were excluded as non-GAAP adjustments for underlying results.

Segment Recast

Effective January 1, 2020, we changed our management structure from a corporate center and four segments to two segments - North America and Europe. We also have certain activity that is not allocated to our segments, which has been reflected as “Unallocated”. Specifically, "Unallocated" activity primarily includes financing related costs such as interest expense and income, foreign exchange gains and losses on intercompany balances related to financing and other treasury-related activities, and the unrealized changes in fair value on our commodity swaps not designated in hedging relationships recorded within cost of goods sold, which are later reclassified when realized to the segment in which the underlying exposure resides. Additionally, only the service cost component of net periodic pension and OPEB cost is reported within each operating segment, and all other components remain unallocated. Prior period results have been recast to retrospectively reflect these changes in segment reporting, with no impact to our consolidated prior period results. Please see 2019 segment recasts by quarter on the Investor Relations section of our website.

Other Results
Effective Income Tax Rates

	Three Months Ended
	March 31, 2020	March 31, 2019
U.S. GAAP effective tax rate	27%	18%
Underlying effective tax rate	2%	24%

  The increase in our effective tax rate was primarily driven by an increase in net discrete tax benefits recognized in the first quarter of 2020, along with a pretax loss in the first quarter of 2020, versus pretax income in the first quarter of 2019.
  The decrease in our underlying effective tax rate was primarily driven by an underlying net discrete tax benefit recognized in the first quarter of 2020 versus an underlying net discrete tax expense recognized in the first quarter of 2019, as well as lower underlying income in the first quarter of 2020 compared to 2019.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the first quarter of 2020, we recognized a net special charge of $86.6 million, primarily driven by accelerated depreciation related to two planned brewery closures in North America and restructuring charges related to the revitalization plan.
  Additionally during the first quarter of 2020, we recorded other non-core net charges of $151.9 million primarily driven by unrealized mark-to-market losses on commodity hedges and the estimated keg sales returns and estimated finished goods obsolescence reserves and related costs resulting from the on-premise impacts of the coronavirus pandemic.
2020 Outlook

On March 27, 2020, we withdrew, in its entirety, our financial outlook for 2020 and beyond that we previously provided on February 12, 2020. We currently remain unable to provide updated detailed financial outlook. However, we have provided information as it relates to our mitigating actions as discussed above, and also note the following related to new U.S. federal income tax regulations.

On April 7, 2020, the U.S. Department of Treasury enacted final hybrid regulations implementing provisions of the 2017 U.S. Tax Cuts and Jobs Act with full retroactive application to January 1, 2018, with a few exceptions. We are currently in the process of reviewing and interpreting the finalized regulations related to their impact on our tax positions, as well as evaluating the impact on our financial statements. Based on our preliminary review of these finalized regulations, we currently expect to recognize estimated income tax expense of approximately $100 million to $200 million upon enactment in the second quarter of 2020, related to the retroactive period of January 1, 2018 through March 31, 2020, for fiscal years 2018, 2019, and the first quarter of 2020. This estimated range considers the potential impacts associated with the possible technical interpretations of the regulations that could result following a full legal analysis.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s first quarter ended March 31, 2020, compared to the first quarter ended March 31, 2019. Some numbers may not sum due to rounding.

2020 First Quarter Conference Call

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2020 first quarter results. The live webcast will be accessible via our website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on July 29, 2020. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

For over two centuries Molson Coors has been brewing beverages that unite people for all of life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Saint Archer Gold, Leinenkugel’s Summer Shandy, Creemore Springs and more, Molson Coors produces some of the most beloved and iconic beer brands ever made. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle with sparkling cocktails, hard coffee, canned wine, kombucha, cider and more.

Our reporting segments include: North America, operating in the U.S., Canada and various countries in Latin and South America; and Europe, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. First quarter 2019 segment financial information has been recast to reflect the segment changes as part of the revitalization plan. Please see 2019 segment recast by quarter on the Investor Relations section of our website. The company’s commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment is reflected in Our Beer Print and our 2025 sustainability targets. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "aims," “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” "desire," and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated growth, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2020 Outlook," expectations regarding the impacts of the coronavirus pandemic on our business, future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan announced in 2019 and the estimated range of related charges and timing of cash charges, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix

Statements of Operations - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data) (Unaudited)	Three Months Ended
	March 31, 2020	March 31, 2019
Financial volume in hectoliters	18.428	20.101
Sales	$2,537.8	$2,800.1
Excise taxes	(435.0)	(496.8)
Net sales	2,102.8	2,303.3
Cost of goods sold	(1,479.0)	(1,413.0)
Gross profit	623.8	890.3
Marketing, general and administrative expenses	(629.7)	(655.2)
Special items, net	(86.6)	(13.0)
Operating income (loss)	(92.5)	222.1
Interest income (expense), net	(68.9)	(73.3)
Other pension and postretirement benefits (costs), net	7.5	8.6
Other income (expense), net	(4.8)	23.9
Income (loss) before income taxes	(158.7)	181.3
Income tax benefit (expense)	43.3	(32.2)
Net income (loss)	(115.4)	149.1
Net (income) loss attributable to noncontrolling interests	(1.6)	2.3
Net income (loss) attributable to MCBC	$(117.0)	$151.4

Basic net income (loss) attributable to MCBC per share:	$(0.54)	$0.70
Diluted net income (loss) attributable to MCBC per share:	$(0.54)	$0.70

Weighted average shares - basic	216.7	216.5
Weighted average shares - diluted	216.7	216.9

Dividends per share	$0.57	$0.41

Balance Sheets - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, except par value) (Unaudited)	As of
	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$666.1	$523.4
Accounts receivable, net	637.8	714.8
Other receivables, net	107.1	105.5
Inventories, net	681.5	615.9
Other current assets, net	280.0	224.8
Total current assets	2,372.5	2,184.4
Properties, net	4,393.6	4,546.5
Goodwill	7,539.0	7,631.4
Other intangibles, net	13,305.1	13,656.0
Other assets	850.9	841.5
Total assets	$28,461.1	$28,859.8
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$2,558.4	$2,767.3
Current portion of long-term debt and short-term borrowings	1,445.0	928.2
Total current liabilities	4,003.4	3,695.5
Long-term debt	8,032.1	8,109.5
Pension and postretirement benefits	693.9	716.6
Deferred tax liabilities	2,184.2	2,258.6
Other liabilities	601.5	406.5
Total liabilities	15,515.1	15,186.7
Molson Coors Beverage Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 205.9 shares and 205.7 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.5	102.5
Class B exchangeable shares, no par value (issued and outstanding: 14.8 shares and 14.8 shares, respectively)	557.8	557.8
Paid-in capital	6,780.7	6,773.6
Retained earnings	7,376.2	7,617.0
Accumulated other comprehensive income (loss)	(1,661.3)	(1,162.2)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	12,686.6	13,419.4
Noncontrolling interests	259.4	253.7
Total equity	12,946.0	13,673.1
Total liabilities and equity	$28,461.1	$28,859.8

Cash Flow Statements - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
($ in millions) (Unaudited)	Three Months Ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$(115.4)	$149.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	256.5	212.9
Amortization of debt issuance costs and discounts	2.1	3.7
Share-based compensation	5.9	11.4
(Gain) loss on sale or impairment of properties and other assets, net	(0.2)	0.5
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	103.3	(57.2)
Income tax (benefit) expense	(43.3)	32.2
Income tax (paid) received	(9.2)	(8.5)
Interest expense, excluding interest amortization	67.6	72.1
Interest paid	(90.3)	(103.1)
Change in current assets and liabilities and other	(195.1)	(411.6)
Net cash provided by (used in) operating activities	(18.1)	(98.5)
Cash flows from investing activities:
Additions to properties	(225.1)	(198.0)
Proceeds from sales of properties and other assets	1.6	2.4
Other	3.5	1.0
Net cash provided by (used in) investing activities	(220.0)	(194.6)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	4.0	0.6
Dividends paid	(123.4)	(88.7)
Payments on debt and borrowings	(502.9)	(1,067.2)
Proceeds on debt and borrowings	1.0	—
Net proceeds from (payments on) revolving credit facilities and commercial paper	1,025.5	604.3
Change in overdraft balances and other	(5.5)	16.2
Net cash provided by (used in) financing activities	398.7	(534.8)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	160.6	(827.9)
Effect of foreign exchange rate changes on cash and cash equivalents	(17.9)	4.4
Balance at beginning of year	523.4	1,057.9
Balance at end of period	$666.1	$234.4

Summarized Segment Results (In millions) (Unaudited)

North America	Q1 2020	Q1 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)(3)	14.456	15.682	(7.8)%
Net sales(3)	$1,789.7	$1,932.6	(7.4)%	$(2.9)	(7.2)%
COGS(3)	(1,132.4)	(1,187.2)	(4.6)%
MG&A	(496.6)	(512.1)	(3.0)%
Pretax income	$76.2	$245.9	(69.0)%	$(2.4)	(68.0)%
Underlying EBITDA(4)	$348.7	$399.4	(12.7)%	$(3.3)	(11.9)%

Europe	Q1 2020	Q1 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)(3)	4.002	4.445	(10.0)%
Net sales(3)	$317.6	$375.7	(15.5)%	$(7.7)	(13.4)%
COGS(3)	(252.0)	(264.9)	(4.9)%
MG&A	(133.1)	(143.1)	(7.0)%
Pretax income	$(76.8)	$(38.4)	100.0%	$2.8	107.3%
Underlying EBITDA(4)	$(4.1)	$13.5	N/M	$—	N/M

Unallocated & Eliminations	Q1 2020	Q1 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume	(0.030)	(0.026)	15.4%
Net Sales	$(4.5)	$(5.0)	(10.0)%
COGS(3)	(94.6)	39.1	N/M
Pretax income	$(158.1)	$(26.2)	N/M	$0.4	N/M
Underlying EBITDA(4)	$7.6	$9.4	(19.1)%	$(0.1)	(18.1)%

Consolidated	Q1 2020	Q1 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)	18.428	20.101	(8.3)%
Net sales	$2,102.8	$2,303.3	(8.7)%	$(10.6)	(8.2)%
COGS	(1,479.0)	(1,413.0)	4.7%
MG&A	(629.7)	(655.2)	(3.9)%
Pretax income	$(158.7)	$181.3	N/M	$0.8	N/M
Underlying EBITDA(4)	$352.2	$422.3	(16.6)%	$(3.4)	(15.8)%

N/M = Not meaningful

(1)

First quarter 2019 segment financial information has been recast to reflect the segment changes as part of the revitalization plan. Please see 2019 segment recast by quarter on the Investor Relations section of our website.

(2)

Financial volume in hectoliters for North America and Europe excludes royalty volume of 0.515 million hectoliters and 0.364 million hectoliters for the three months ended March 31, 2020, respectively, and excludes royalty volume of 0.395 million and 0.342 million for three months ended March 31, 2019, respectively.

(3)

Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(4)	Represents EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures.

Worldwide Brand and Financial Volume

(In millions of hectoliters) (Unaudited)	Three Months Ended
	March 31, 2020	March 31, 2019	Change
Financial Volume	18.428	20.101	(8.3)%
Contract brewing and wholesaler volume	(1.597)	(1.806)	(11.6)%
Royalty volume	0.879	0.737	19.3%
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.155	(0.837)	N/M
Total Worldwide Brand Volume	17.865	18.195	(1.8)%

Worldwide Brand Volume by Segment
North America	13.746	13.693	0.4%
Europe	4.119	4.502	(8.5)%
Total	17.865	18.195	(1.8)%

N/M = Not meaningful

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends. Brand volumes presented for the U.S. segment are on a trading day adjusted basis as applicable.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS per hectoliter" (COGS adjusted for non-GAAP items divided by reported financial volume), "underlying MG&A," "underlying net income," "underlying income per diluted share," "underlying effective tax rate" and "underlying free cash flow" as well as net sales and pre-tax income in constant currency which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying EBITDA in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior-period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current-period results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

Reconciliation to Nearest U.S. GAAP Measures
Underlying EBITDA
($ in millions) (Unaudited)	Three Months Ended
	March 31, 2020	March 31, 2019	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$(117.0)	$151.4	N/M
Add: Net income (loss) attributable to noncontrolling interests	1.6	(2.3)	N/M
U.S. GAAP: Net income (loss)	(115.4)	149.1	N/M
Add: Interest expense (income), net	68.9	73.3	(6.0)%
Add: Income tax expense (benefit)	(43.3)	32.2	N/M
Add: Depreciation and amortization	256.5	212.9	20.5%
Adjustments included in underlying income(1)	238.5	(36.4)	N/M
Adjustments to arrive at underlying EBITDA(2)	(53.0)	(8.8)	N/M
Underlying EBITDA	$352.2	$422.3	(16.6)%

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow

(In millions) (Unaudited)		Three Months Ended
		March 31, 2020	March 31, 2019
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$(18.1)	$(98.5)
Less:	Additions to properties(1)	(225.1)	(198.0)
Add/Less:	Cash impact of special items(2)	22.6	13.8
Add:	Non-core costs related to acquisition of businesses	4.0	12.6
Non-GAAP:	Underlying Free Cash Flow(3)	$(216.6)	$(270.1)

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the three months ended March 31, 2020 and March 31, 2019.
(3)	Represents free cash flow adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures.

Reconciliation by Line Item

First Quarter 2020	Three Months Ended March 31, 2020
(In millions, except per share data) (Unaudited)	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$2,102.8	$(1,479.0)	$(629.7)	$(92.5)	$(4.8)	$(117.0)	$(0.54)
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	32.1	—	32.1	0.15
Impairments or asset abandonment charges	—	—	—	54.5	—	54.5	0.25
Non-Core items
On-premise keg sales returns and inventory obsolescence reserves(1)	31.5	18.5	—	50.0	—	50.0	0.23
Unrealized mark-to-market (gains) losses	—	99.1	—	99.1	—	99.1	0.46
Other non-core items	—	—	1.0	1.0	1.7	2.7	0.01
Non-core other pension and postretirement benefits (costs), net	—	—	—	—	0.1	0.1	—
Total Special and Other Non-Core items	$31.5	$117.6	$1.0	$236.7	$1.8	$238.5	$1.10
Tax effects on special and non-GAAP items	—	—	—	—	—	(44.5)	(0.21)
Underlying (Non-GAAP)	$2,134.3	$(1,361.4)	$(628.7)	$144.2	$(3.0)	$77.0	$0.35

(1)

Includes estimated keg sales returns and estimated finished goods obsolescence reserves and costs related to the on-premise impacts resulting from the coronavirus pandemic. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

Reconciliation to Underlying EBITDA by Segment

	Three Months Ended March 31, 2020
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$76.2	$(76.8)	$(158.1)	$(158.7)
Add/(less):
Net sales(1)	19.0	12.5	—	31.5
Cost of goods sold(1)(2)	11.8	6.7	99.1	117.6
Marketing, general & administrative	1.0	—	—	1.0
Special items, net(3)	79.1	7.5	—	86.6
Other income/expense non-core items	1.7	—	0.1	1.8
Total Special and other Non-Core items	$112.6	$26.7	$99.2	$238.5
Underlying pretax income (loss)(4)	$188.8	$(50.1)	$(58.9)	$79.8
Interest expense (income), net	1.0	1.4	66.5	68.9
Depreciation and amortization	211.9	44.6	—	256.5
Adjustments to arrive at underlying EBITDA(5)	(53.0)	—	—	(53.0)
Underlying EBITDA(4)	$348.7	$(4.1)	$7.6	$352.2

(1)

Includes estimated keg sales returns and estimated finished goods obsolescence reserves and costs related to the on-premise impacts resulting from the coronavirus pandemic. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

(2)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(3)	See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2020, includes accelerated depreciation in excess of normal depreciation of $53.0 million. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.
(4)	Represents pre-tax income and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures.
(5)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Contacts

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Investor Relations
Greg Tierney, (414) 931-3303